Exhibit 1

Transactions in the Securities of the Issuer Since the Filing of Amendment No. 18

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

Ault Lending, LLC

Purchase of Common Stock	10,000	$6.5904	08/24/2026
Purchase of Common Stock	8,729	$6.0344	08/25/2026
Purchase of Common Stock	10,000	$6.0782	08/26/2026
Purchase of Common Stock	5,000	$6.0172	08/27/2026
Purchase of Common Stock	10,000	$5.1604	08/28/2026
Purchase of Common Stock	2,500	$5.049	08/31/2026

Milton C. Ault III

Purchase of Common Stock	500	$5.852[1]	08/25/2026
Purchase of Common Stock	200	$5.9501	08/26/2026
Purchase of Common Stock	300	$5.78	08/27/2026
Purchase of Common Stock	800	$5.4889[2]	08/28/2026
Purchase of Common Stock	200	$4.96	08/31/2026

1 The common stock was purchased by the reporting person in open market transactions on the transaction date, with a volume weighted average purchase price of $5.852. The range of purchase prices on the transaction date was $5.71 to $5.99 per share. The reporting person undertakes to provide, upon request by the SEC staff, the issuer, or a security holder of the issuer, full information regarding the number of shares purchased at each price.

2 The common stock was purchased by the reporting person in open market transactions on the transaction date, with a volume weighted average purchase price of $5.4889. The range of purchase prices on the transaction date was $5.075 to $5.6681 per share. The reporting person undertakes to provide, upon request by the SEC staff, the issuer, or a security holder of the issuer, full information regarding the number of shares purchased at each price.